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                                                                EXHIBIT 10.62


                             SECOND RESTATEMENT OF
                           THE DETROIT EDISON COMPANY
                                RETIREMENT PLAN
                           FOR NON-EMPLOYE DIRECTORS


        The Detroit Edison Company Retirement Plan For Non-Employe Directors (the "Plan"), established by The Detroit Edison Company (the "Company") effective January 1, 1990, as amended and restated on February 27, 1995, is hereby amended and restated as of June 26, 1995, by this Second Restatement.


1.      PURPOSE

This Plan is to provide a retirement allowance for service as a director while not an employe.


2.      ELIGIBILITY

This Plan provides a monthly retirement allowance to each director ("participant") who has served (a) on the Board as a director for five or more years and (b) as a non-employe director at any time on or after January 1, 1990.


3.      AMOUNT AND PAYMENTS OF DISTRIBUTIONS

(a) The monthly retirement allowance will be equal to one-twelfth (1/12th) of the annual retainer (not including Board meeting, Board committee meeting, or Company-related meeting fees) in effect on the date of the participant's termination of service on the Board.

(b) Payments shall be made monthly commencing with the month following such participant's termination of service on the Board.

(c) In the event a participant receives an assessment of income taxes from the Internal Revenue Service which treats any amounts payable under this Plan as being includible in such participant's gross income prior to the actual payment of such amount to such participant, the Company shall pay an amount equal to such income taxes to such participant within 30 days after written notice from such participant of such assessment. The amount of the monthly retirement allowance which would otherwise be paid following such participant's termination of service on the Board shall be reduced, dollar for dollar, starting with the first such payment, by the
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         amount of income taxes previously advanced to the participant hereunder, until such amount has been fully recovered by the Company.

(d) Each payment under this Plan shall be reduced by any federal, state, or local taxes which the Company determines should be withheld from such payment.

(e) Benefits under this Plan should be payable solely from the general assets of the Company. Each participant in this Plan shall have a status of a general unsecured creditor of the Company. This Plan constitutes a promise by the Company to make benefit payments in the future. It is intended that this Plan be unfunded for tax purposes and that this Plan shall remain unfunded during the entire period of its existence.


4.       DURATION

The monthly retirement allowance payments will continue for a period equal to the number of months served on the Board while not an employe, or until the participant's death, whichever occurs first. In the event of death prior to the conclusion of scheduled payments under this Plan, any and all liability of the Company under this Plan is terminated. The participant's estate shall have no rights hereunder. There is no allowance to a surviving spouse or other beneficiary.


5.       SUSPENSION OF PAYMENTS

Payment of the retirement allowance to a participant who is again elected to the Board will be suspended. Any future allowance will be recalculated based on the annual retainer in effect at the time of the participant's subsequent termination of service on the Board. The duration of payments will be determined by the cumulative number of whole months served on the Board minus the number of retirement allowance payments received prior to re-election of the Board.


6.       NON-ALIENATION OF BENEFITS

The right of a participant to payment of a retirement allowance hereunder shall not be anticipated, alienated, sold, assigned, transferred, pledged, encumbered, attached, or garnished by a participant or a participant's creditors and shall not be subject to garnishment, execution, attachment, or
similar process.   Any attempted anticipation, sale, assignment, transfer,
pledge, levy, encumbrance, attachment, garnishment, or similar process shall be null and void and without effect.



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7.      ADMINISTRATION; ARBITRATION

(a) This Plan shall be administered by the Nominating Committee of the Board of Directors (the "Nominating Committee"), who shall have full power and authority to make each determination provided for in this Plan, to interpret this Plan, and to establish rules, regulations, and procedures for carrying out its purpose.

(b) The Secretary of the Company shall be responsible for recordkeeping under this Plan and shall also be responsible for making all payments provided for by this Plan.

(c) Notwithstanding Section 7(a) hereof, in the event of any dispute, claim, or controversy (hereinafter referred to as a "Grievance") between a director who is eligible to elect to receive the benefits provided under this Plan and the Company with respect to the payment of benefits to such director under this Plan, the computation of benefits under this Plan, or any of the terms and conditions of this Plan, such Grievance shall be resolved by arbitration in accordance with this Section 7(c).

                 (1) Arbitration shall be the sole and exclusive remedy to redress any Grievance.

                 (2) The arbitration decision shall be final and binding, and a judgment on the arbitration award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms.

                 (3) The arbitration shall be conducted by the American Arbitration Association in accordance with the Commercial Arbitration Rules of the American Arbitration Association and expenses of the arbitrators and the American Arbitration Association shall be borne by the Company. Neither the Company nor such director shall be entitled to attorneys' fees, expert witness fees, or other expenses expended in the course of such arbitration or the enforcement of any award rendered thereunder.

                 (4) The place of the arbitration shall be the offices of the American Arbitration Association in the Detroit Metropolitan area, Michigan.

                 (5) The arbitrator(s) shall not have the jurisdiction or authority to change any of the provisions of this Plan by alteration of, addition to, or subtraction from the terms thereof. The arbitrator(s)' sole authority shall be to apply any terms and conditions of this Plan. Since arbitration is the exclusive remedy with respect to any Grievance, no director eligible to receive benefits provided under this Plan has the




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                          right to resort to any federal court, state court,
                          local court, or any administrative agency concerning breaches of any terms and provisions hereunder, and the decision of the arbitrator(s) shall be a complete defense to any suit, action, or proceeding instituted in any federal court, state court, local court or administrative agency by such director or the Company with respect to any Grievance which is arbitrable as herein set forth.

                 (6) The arbitration provisions shall, with respect to any Grievance, survive the termination of this Plan.

(d) This Plan is a non-contributory, non-qualified and unfunded plan and represents only an unsecured general obligation of the Company.


8.       AMENDMENT OR TERMINATION

The Company reserves the right to amend, modify, supplement, suspend or terminate the Plan at any time, provided, however, that no such amendment, modification, supplement, or termination shall affect the right of any participant who is immediately eligible to receive an allowance hereunder to receive benefits theretofore accrued.



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